Exhibit 10

SECURITIES SALES PROGRAM

     The undersigned hereby adopts the following Securities Sales Program (this “Sales Program”) as of the Effective Date (as defined below).

     WHEREAS, the undersigned desires to establish this Sales Program to sell shares of common stock, no par value per share (the “Stock”), of Wm. Wrigley Jr. Company, a Delaware corporation (the “Company”), beneficially owned by Seller and held in various trusts for the benefit of Seller and members of his family in accordance with the Company’s Policy on Insiders Trading in Wrigley Company Stock (as amended from time to time, the “Company Policy”);

     WHEREAS, the undersigned is establishing this Sales Program for the purposes of (i) assuring that all sales of Stock made pursuant to this Sales Program will not be influenced by, or made on the basis of, material nonpublic information concerning the Company or the Stock that the undersigned may possess at the time such sales are made; (ii) availing himself of the affirmative defense available under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) assuring that no sales of Stock made pursuant to this Sales Program will be deemed to violate the prohibitions on trading contained in the Company Policy; and

     WHEREAS, the undersigned intends to enter into a trading agreement with Chicago Analytic Capital Management, LLC (“CACM”) in the form attached hereto (the “Trading Agreement”), the Trading Agreement is incorporated herein and made a part of this Sales Program by reference, and this Sales Program shall not become effective unless and until the Trading Agreement shall have been entered into.

     NOW, THEREFORE, the undersigned hereby agrees as follows:

     1.     Term. The term of this Sales Program (a) shall commence on the date set forth on the signature page below or, if later, the date on which the Trading Agreement shall be executed and delivered by both parties thereto (the later of such dates being referred to herein as the “Effective Date”), and (b) shall terminate on July 31, 2003.

     2.     Commitment to Sell. On the terms and subject to the conditions set forth herein, the undersigned hereby commits to sell up to a total of $43,600,000 of Stock during the term of this Sales Program. All decisions relating to the timing, price and other terms of each specific sale transaction to effect that commitment shall be made by CACM in its sole discretion and without influence from the undersigned. CACM shall use the services of such broker or brokers as it may elect from time to time to effect each sale transaction and all such transactions shall be on the terms and subject to the conditions of the Trading Agreement attached hereto and incorporated herein by reference.

     3.     Representations and Warranties of Undersigned. The undersigned represents and warrants that as of the Effective Date he is not aware of material, nonpublic information with respect to the Company or any securities of the Company (including the Stock), is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent sales from being made in accordance with this Sales Program and is entering into this Sales Program in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

     4.     Compliance with Rule 10b5-1. The undersigned intends that this Sales Program comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Sales Program shall be interpreted in such manner as to comply with the requirements of Rule 10b5-1(c).

     5.     Other SEC Filings. The undersigned agrees to make all filings, if any, required by Rule 144 of the Securities Act of 1933, as amended, and under Sections 13(d) and 16 of the Exchange Act from time to time in respect of each sale of Stock under this Sales Program.

     6.     Acknowledgment. The undersigned understands and acknowledges that if he modifies or terminates this Sales Program, deviates from this Sales Program in selling Stock or enters into or alters a corresponding hedging transaction or position with respect to the Stock, then the undersigned would not be eligible for the protection of the affirmative defense available under Rule 10b5-1(c) with respect to any related sales, unless such actions were taken in good faith at a time when the undersigned is not aware of material, nonpublic information concerning the Company or the Stock and such sales were otherwise in accordance with all applicable requirements of Rule 10b5-1.

     7.     Company Reliance. The undersigned agrees that the Company may rely on the commitment, representations, warranties, agreements and acknowledgments made herein for purposes of determining whether this Sales Program meets the requirements of the Company Policy. The undersigned shall promptly notify the Company in the event of any modification or termination of this Sales Program.

     8.     Entire Agreement. This Sales Program, including the Trading Agreement, sets forth the entire agreement and understanding of the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

     9.     Governing Law. This Sales Program shall be governed by and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, the undersigned has adopted this Sales Program on May 1 , 2003.

/s/ William Wrigley, Jr. ———————————————————— William Wrigley, Jr.

WM. WRIGLEY JR. COMPANY hereby
acknowledges receipt of the foregoing
Securities Sales Program on this 1st day
of May 2003, and, in reliance on the
provisions thereof, confirms that it does
not violate the prohibitions on trading
contained in the Company Policy
referred to therein.

WM. WRIGLEY JR. COMPANY

By: /s/ Howard Malovany
—————————————————————————————
Howard Malovany,
Vice President, Secretary and General Counsel

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